Exhibit 5.1

Advocaten Notarissen Belastingadviseurs

NXP Semiconductors N.V. High Tech Campus 60 5656 AG EINDHOVEN The Netherlands	Claude Debussylaan 80 P.O. Box 75084 1070 AB Amsterdam T +31 20 577 1771 F +31 20 577 1775

Date 5 August 2010	J.J.J. Schutte Advocaat

Dear Madam / Sir:

NXP Semiconductors N.V. (the “Issuer”)

SEC registration of common shares

1	Introduction

I act as Dutch legal adviser (advocaat) to the Issuer in connection with the Registration.

Certain terms used in this opinion are defined in Annex A (Definitions).

2	Dutch Law

This opinion is limited to Dutch law in effect on the date of this opinion. It (including all terms used in it) is to be construed in accordance with Dutch law.

3	Scope of Inquiry

For the purpose of this opinion, I have examined, and relied upon the accuracy of the factual statements and compliance with the undertakings included in, the following documents:

3.1	A copy of the Registration Statement.

De Brauw Blackstone Westbroek N.V., Amsterdam, is registered with the trade register in the Netherlands under no. 27171912.

All services and other work are carried out under an agreement of instruction (“overeenkomst van opdracht”) with De Brauw Blackstone Westbroek N.V. The agreement is subject to the General Conditions, which have been filed with the register of the District Court in Amsterdam and contain a limitation of liability. Client account notaries ING Bank no. 69.32.13.876.

3.2	A copy of:

(a)	the Issuer’s deed of incorporation and its articles of association, as provided to me by the Chamber of Commerce;

(b)	the Trade Register Extract; and

(c)	the Shareholders Register.

3.3	A copy of:

(a)	each Corporate Resolution; and

(b)	the Board Certificate.

3.4	The form of:

(a)	each Pricing Committee Resolution; and

(b)	each Deed of Issue.

In addition, I have examined such documents, and performed such other investigations, as I considered necessary for purpose of this opinion. My examination has been limited to the text of the documents.

4	Assumptions

For the purpose of this opinion, I have made the following assumptions:

4.1

(a)	Each copy document conforms to the original and each original is genuine and complete.

(b)	Each signature is the genuine signature of the individual concerned.

4.2	The Shares will have been validly accepted by the subscribers for them.

5	Opinion

Based on the documents and my investigations referred to and the assumptions made in paragraphs 3 and 4, I am of the following opinion:

5.1	When issued pursuant to a validly signed Deed of Issue and upon payment in accordance with that Deed of Issue, each Share will have been validly issued and will be fully paid and nonassessable.[1]

6	Reliance

6.1	This opinion is an exhibit to the Registration Statement and may be relied upon for the purpose of the Registration. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an Exhibit to (and therefore together with) the Registration Statement and may not be relied upon for any purpose other than the Registration.

6.2	Each person relying on this opinion agrees, in so relying, that only De Brauw shall have any liability in connection with this opinion, and that, except as otherwise required by the Securities Act, the agreement in this paragraph 6.2 and all liability and other matters relating to this opinion shall be governed exclusively by Dutch law.

6.3	The Issuer may:

(a)	file this opinion as an exhibit to the Registration Statement; and

(b)	refer to De Brauw giving this opinion under the heading “Legal Matters” in the prospectus in relation to the Registration.

The previous sentence is no admittance from me (or De Brauw) that I am (or De Brauw is) in the category of persons whose consent for the filing and reference in that paragraph is required under Section 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.

Yours faithfully, De Brauw Blackstone Westbroek N.V.

/s/ J.J.J. Schutte
J.J.J. Schutte

[1]

“Nonassessable” has no equivalent legal term under Dutch law and for the purpose of this opinion, “nonassessable” referred to in paragraph 5, means that no person has a right to require the holder of any Share to pay it any amount in addition to the amount required for the share to be fully paid (for the avoidance of doubt, without prejudice to claims based on tort (onrechtmatige daad)).

Annex A – Definitions

In this opinion:

“Board Certificate” means the certificate dated the date of this opinion attached to this opinion as Annex B.

“Chamber of Commerce” means the Chamber of Commerce and Industry (kamer van koophandel en fabrieken) of the place where the Issuer has its principal place of business.

“Corporate Resolution” means each of:

(a)	a written resolution of the Issuer’s shareholders dated 2 August 2010;

(b)	the resolutions set out in an extract from the minutes of the Issuer’s general meeting of shareholders meeting held on 5 August 2010; and

(c)	two written resolutions of the Issuer’s board of directors (bestuur) dated 4 and 5 August 2010.

“De Brauw” means De Brauw Blackstone Westbroek N.V.

“Deed of Issue” means each of a maximum of four deeds of issue between the Issuer and the other persons named in it providing for the issue of the Shares.

“Issuer” means NXP Semiconductors N.V., with corporate seat in Eindhoven.

“Pricing Committee Resolution” means each of:

(a)	a written resolution of the Issuer’s pricing committee determining the offer price of the Shares and the number of Shares to be issued; and

(b)	a maximum of three written resolutions of the Issuer’s pricing committee determining the number of Shares to be issued in addition to the number of Shares referred to in paragraph (a) above.

“Registration” means the registration of the Shares with the SEC under the Securities Act.

“Registration Statement” means the registration statement on form F-1 (Registration No. 333-166128) in relation to the Registration to be filed with the SEC on the date hereof (excluding any documents incorporated by reference in it and any exhibits to it).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholders Register” means the Issuer’s shareholders’ register.

“Shares” means a maximum of 40,250,000 registered common shares, nominal value of EUR 0.20 each, in the Issuer’s capital, to be issued by the Issuer pursuant to the Corporate Resolutions and each Pricing Committee Resolution.

“Trade Register Extract” means a Trade Register extract relating to the Issuer provided by the Chamber of Commerce and dated the date hereof.

Annex B – Board Certificate

[To be attached as a separate document]

BOARD CERTIFICATE OF THE BOARD OF

NXP SEMICONDUCTORS N.V.

THE UNDERSIGNED:

(1)	Richard Lynn Clemmer (Chief Executive Officer),
(2)	Sir Peter Bonfield (Chairman, non executive director)
(3)	Johannes Peter Huth (vice-chairman, non executive director),
(4)	Nicolas François Louis Cattelain (non executive director),
(5)	Eric Paul Coutinho (non executive director),
(6)	Egon Durban (non executive director),
(7)	Ian Kimball Loring (non executive director),
(8)	Michel Plantevin (non executive director), and
(9)	Richard Charles Wilson (non executive director),

acting in their capacity as members of the board (the “Board”) of NXP Semiconductors N.V., a limited liability company with corporate seat in Eindhoven, the Netherlands and having its address at High Tech Campus 60, 5656 AG Eindhoven, the Netherlands (the “Issuer”) and together forming the entire Board of the Issuer,

WHEREAS:

(a)	The Issuer intends to offer and issue common shares in the share capital of the Issuer of up to the Offering Maximum (as defined in the Board resolution dated 4 August 2010) in an offering as described in the registration statement with registration number 333-166128 and to register the Shares with the U.S. Securities and Exchange Commission. It is proposed that the offer price per Share will be at least the Offer Price Minimum (within meaning of the Board resolution dated 5 August 2010). In connection herewith, the Issuer has applied for admission to listing and trading of the Shares on the NASDAQ Global Select Market.

(b)	This is the Board Certificate referred to in the opinion from De Brauw re. “NXP Semiconductors N.V. (the “Issuer”) - SEC registration of common shares” and dated the date hereof (the “Opinion”).

(c)	Terms defined in the Opinion have the same meaning in this Board Certificate. In this Board Certificate “including” means: including, without limitation.

CERTIFY AND UNDERTAKE, upon due and careful consideration and after having made all necessary enquiries:

1	Authenticity

(a)	Each copy document (including each Corporate Resolution and the Shareholders Register) and each form of document (including each Deed of Issue and each Pricing Committee Resolution) delivered to De Brauw as an attachment to the e-mail to which an executed copy of this Board Certificate was attached, is a correct and complete copy of the original;

(b)	each such original remains in full force and effect without modification, except that (i) the Issuer’s shareholders resolution dated 2 August 2010 has been amended as set out in the extract from the minutes of the Issuer’s general meeting of shareholders held on 5 August 2010, and (ii) the Board resolution dated 4 August 2010 has been amended as set out in the Board resolution dated 5 August 2010; and

(c)	we are not aware of any fact or circumstance which we understand or suspect has or may have any impact on the correctness of the Opinion and which has not been disclosed to De Brauw in writing.

2	Trade Register information

(a)	All information regarding the Issuer (including its articles of association) registered or on file with the Dutch Trade Register is true, accurate, complete and up to date; and

(b)	we will ensure that no changes will be made to that information prior to completion of the issue of the Shares except that (i) Mr. K.A. Goldman has been appointed a non-executive director of the Issuer effective 6 August 2010, (ii) Mr. J. Kaeser has been appointed a non-executive director of the Issuer effective 1 September 2010, and (iii) the Shares may be issued in one or a maximum or four tranches.

3	Solvency

(a)	We are not aware of the Issuer being subject to any bankruptcy, suspension of payments, emergency measures, other insolvency proceedings as defined in Article 2(a) of Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings or other laws relating to or affecting the rights of creditors; and

(b)	we are not aware of any fact or circumstance (including (i) any claim, litigation, arbitration or administrative or regulatory proceedings (in each case whether actual or threatened), and (ii) any fact or circumstance related to the financial condition, performance, business or prospects of the Issuer) which could reasonably be expected to lead to the Issuer becoming subject to any proceedings or laws as referred to in paragraph 3(a) above.

4	Corporate Resolutions

(a)	We are not aware of any fact or circumstance (including (i) any lack of capacity of any person, (ii) any conflict of interest, (iii) any force (bedreiging), fraud (bedrog), undue influence (misbruik van omstandigheden) or mistake (dwaling), and (iv) any amendment or supplement) which has the effect or could have the effect that any Corporate Resolution is not or ceases to be in full force and effect without modification;

(b)	we believe that each Corporate Resolution is reasonable and fair and we are not aware of any claim (whether actual or threatened and including any claim, litigation, arbitration or administrative or regulatory proceedings) to the contrary; and

(c)	we will ensure that no Corporate Resolution will be amended or revoked or that, if any Corporate Resolution is amended or revoked, the Shares will not be issued.

5	Pricing Committee Resolution

(a)	We will ensure that each Pricing Committee Resolution will be (i) adopted in the form delivered to De Brauw as an attachment to the e-mail to which an executed copy of this Board Certificate was attached, and (ii) signed by the persons named in such form;

(b)	we will ensure that (i) the aggregate number of Shares to be issued pursuant to all Pricing Committee Resolutions will not exceed the Offering Maximum (as defined in the Board resolution dated 4 August 2010), and (ii) the offer price for those Shares will not be less than the higher of (i) the Offer Price Minimum (within the meaning of the Board resolution dated 5 August 2010), and (ii) EUR 0.20;

(c)	we believe that each Pricing Committee Resolution, adopted in accordance with paragraphs 5(a) and (b) above, will be reasonable and fair and we are not aware of any actual or threatened claim (including any claim, litigation, arbitration or administrative or regulatory proceedings) to the contrary; and

(d)	we will ensure that no Pricing Committee Resolution, once adopted, will be amended or revoked or that, if any Pricing Committee Resolution is amended or revoked, the Shares will not be issued.

6	Issue of Shares

(a)	We will ensure that the first issue of Shares will take place within seven days after the date of this Board Certificate or that the Shares will not be issued; and

(b)	we will ensure that no Deed of Issue will be executed before a Pricing Committee Resolution for the relevant number of Shares has been adopted in accordance with paragraph 5 above.

RELIANCE:

De Brauw may rely on this Board Certificate (without personal liability for the undersigned).

IN EVIDENCE WHEREOF:

this certificate was signed in the manner set out below.

By:	/s/ R.L. Clemmer

Name:	R.L. Clemmer
Date:	August 5, 2010

/s/ P. Bonfield

Name:	P. Bonfield
Date:	August 5, 2010

/s/ J.P. Huth

Name:	J.P. Huth
Date:	August 5, 2010

/s/ N.F.L. Cattelain

Name:	N.F.L. Cattelain
Date:	August 5, 2010

/s/ E.P. Coutinho

Name:	E.P. Coutinho
Date:	August 5, 2010

/s/ E. Durban

Name:	E. Durban
Date:	August 5, 2010

/s/ I.K. Loring

Name:	I.K. Loring
Date:	August 5, 2010

/s/ M. Plantevin

Name:	M. Plantevin
Date:	August 5, 2010

/s/ R.C. Wilson

Name:	R.C. Wilson
Date:	August 5, 2010